EX4.1 - Front of Sample Common Stock Certificate

Number

Shares

Cougar Holdings Inc.

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

COMMON VOTING STOCK

COMMON VOTING STOCK

PAR VALUE $0.001

FULLY PAID AND NON-ASSESSABLE

THIS CERTIFIES THAT

IS THE REGISTERED HOLDER OF

Sample

SHARES OF THE COMMON STOCK OF COUGAR HOLDINGS INC., a Nevada Corporation, transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of the Certificate properly endorsed. **Witness** the facsimile Seal of the Corporation and the facsimile Signatures of its duly authorized officers.

Issue Date:

Cougar Holdings Inc.

Terry Cook
President

Corporate Seal
NEVADA

Cam Dalgliesh
Secretary